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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE

     CNET Networks and Ziff Davis Media Revise Content Licensing and Print
                              Publishing Contracts

         Reduce Duration and Financial Commitment of Previous Agreements

SAN FRANCISCO, January 23, 2001 -- CNET Networks, Inc. (NASDAQ: CNET), the global source of technology and commerce-related information, data, exchanges and services, today announced that it has amended its content licensing and print publishing contracts with Ziff Davis Media Inc., reducing the scope, duration and financial commitment of its previous agreements.

Under the revised contracts, which become effective March 1, 2001, CNET Networks and Ziff Davis Media will share online rights to content from 11 Ziff Davis Media print magazines for one year. In addition, Ziff Davis Media will continue to provide production and circulation services for CNET Networks? Computer Shopper magazine for up to two years.

The changes to the content license reduce the duration of the previous agreement from five years to two, terminating on March 1, 2002, and allow for the use of the magazine content by Ziff Davis Media and by ZDNet and CNET. CNET Networks will pay Ziff Davis Media a termination fee in exchange for elimination of all royalty obligations going forward and in connection with elimination of the annual $5 million fee owed to Ziff Davis Media under the Computer Shopper agreement.

"Ziff Davis Media titles are certainly top-grade and well known, and we look forward to continuing our relationship with them until 2002," said Dan Rosensweig, president of CNET Networks. "The merger last year between ZDNet and CNET Networks, and the broad collection of popular Web brands that resulted from the combination, has caused us to re-evaluate the need for such a long contractual relationship with Ziff Davis Media."

"The time has come to make the transition, with contract revisions that benefit all parties," said Shelby Bonnie, Chairman and CEO of CNET. "Today, ZDNet is an award winning, stand-alone information and service resource that offers a complete, end-to-end user experience for people who need to buy, use and learn about technology, including a robust offering of high-caliber, labs-driven product reviews and content for IT professionals."

"CNET Networks produces a range of high-traffic Web sites, through which we look forward to continuing to distribute our print magazine content for the duration of the contract," said Jim Dunning, Chairman, President and CEO of Ziff Davis Media. "At the same time, we look forward to being able to use our brand names -- some of the most widely recognized names in technology publishing -- to help us create a series of strong and unique Web communities."

About CNET Networks, Inc.

CNET Networks, Inc. is the global source of technology and commerce-related information, data, exchanges and services. As a top 10 Internet company with established Web sites in more than 25 countries and 16 languages, CNET Networks connects buyers, sellers and suppliers throughout the IT supply chain with award-winning content via the Web, wireless devices, television, radio and print. Its respected brand portfolio includes CNET, ZDNet, mySimon, News.com, Computer Shopper magazine, SmartPlanet.com, and CNET Radio, as well as CNET Channel Services, including CNET Data Services, CNET Media Services and Channel Online. The company's vision is to educate and empower people and businesses by unlocking the potential of the technology world to make things easier and faster, and by helping them to make smarter buying decisions.



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This press release includes forward-looking statements regarding the conduct of
CNET Networks' business following the modification of the license agreement with Ziff Davis Media described above. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. We undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. These forward-looking statements are subject to the risk that CNET will not be able to create content to replace the content currently being provided by Ziff Davis Media, that any content it does create will be less appealing to users than the Ziff Davis Media content, that the cost of creating such content will be greater than the cost of the royalty under the license agreement or otherwise greater than anticipated, that we will not be able to replace the traffic to the ZDNet websites currently generated by the Ziff Davis Media content, and that we will have to compete with Ziff Davis Media for online advertising and traffic-generating deals. In addition, CNET Networks' business in general is subject to the following risks: that the CNET and ZDNet businesses will not be integrated successfully; that acquisition costs related to the ZDNet acquisition will be greater than expected; the acquisition of businesses or the launch of new lines of business, which could increase operating expense and dilute operating margins; the inability to identify, develop and achieve success for new products; the inability to attract new customers for the company's channel services products; increased competition, which could lead to negative pressure on the company's pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with commerce, advertising, marketing, technology, and content providers; a decrease in the growth of advertising spending on the Internet in general or on CNET Networks' properties in particular. For risks about CNET's business, see its registration statement on Form S-4 filed September 8, 2000, in connection with the Ziff-Davis merger, its Form 10-K for the year-ended December 31, 1999 and subsequent Forms 10-Q and Forms 8-K, including under the captions "Risk Factors" and "Management's Discussion and Analysis of Results of Operations." For risks about Ziff-Davis's business, which may also apply to its business a part of CNET Networks, see its Form 10-K for the-year ended December 31, 1999 and subsequent Forms 10-Q and Forms 8-K, as well as its definitive proxy statement dated February 7, 2000 and other SEC filings, including under the captions "Risk Factors" and "Management's Discussion and Analysis of Results of Operations."


Media Contact: Martha Papalia, CNET Networks, Inc., 617/225-3340, martha_papalia@zdnet.com
Investor Relations Contact: Robert Borchert, CNET Networks, Inc., 212/503-3505, robertb@cnet.com